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                                                                     Exhibit 2.2



                  AMENDMENT NO. 1 TO RECAPITALIZATION AGREEMENT

                  AMENDMENT NO. 1, dated as of October 2, 2000 (this "Amendment"), to the Recapitalization Agreement and Plan of Merger, dated as of May 31, 2000 (the "Recapitalization Agreement"), among TravelCenters of America, Inc., TCA Acquisition Corporation, a Delaware corporation, Clipper Capital Associates, L.P., a Delaware limited partnership, National Partners, L.P., a Delaware limited partnership, National Partners III, L.P., a Delaware limited partnership, Clipper/Merchant I, L.P., a Delaware limited partnership, Olympus Private Placement Fund, L.P., a Delaware limited partnership, Olympus Growth Fund II, L.P., a Delaware limited partnership. Terms defined in the Recapitalization Agreement and used herein shall have the meanings given to them in the Recapitalization Agreement.

                  WHEREAS, pursuant to the Recapitalization Agreement, the Board of Directors of each of Purchaser and the Company have approved the merger of Purchaser with and into the Company upon the terms and conditions set forth therein; and

                  WHEREAS, the Purchaser has requested, and, upon this Amendment becoming effective, the Company has agreed, that certain provisions of the Recapitalization Agreement be amended in the manner provided for in this Amendment.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

I.       Amendments to Recapitalization Agreement.

         1.1. Amendment to Section 1.01. Section 1.01 of the Recapitalization Agreement is hereby amended by (a) deleting therefrom the defined term "Interest Factor" in its entirety and (b) adding the following new defined term thereto in its appropriate alphabetical order:

                  "Incremental Tender Cost" shall mean the amount by which (i) the aggregate consideration paid by the Company for the purchase of its outstanding 10 1/4% Senior Subordinated Notes due 2007 pursuant to a tender offer exceeds (ii) the aggregate consideration that would have been paid by the Company for the purchase of such notes if such consideration had been calculated by reference to a "tender offer yield" equal to the sum of (x) the yield on the 6 5/8% U.S. Treasury Note due March 31, 2002 plus (y) 75 basis points; provided that the Incremental Tender Cost shall not exceed the difference between (A) the aggregate consideration that would have been paid by the Company for the purchase of such notes if such consideration had been calculated by reference to a "tender offer yield" equal to the sum of (x) the yield on the 6 5/8% U.S. Treasury Note due March 31, 2002 plus (y) 50 basis points and (B) the amount referred to in clause (ii) above.
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         1.2.     Amendments to Section 3.01.

                  (a) Clause (i) of Section 3.01 of the Recapitalization Agreement is hereby amended by deleting such clause in its entirety and substituting in lieu thereof the following new clause (i):

                  "Seven Hundred Twelve Million Two Hundred Thousand Dollars ($712,200,000.00)"; and

                  (b) Clause (vi) of Section 3.01 of the Recapitalization Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new clause (vi):

                  "plus an amount equal to 50% of the Incremental Tender Cost, if any,".

         1.3. Amendment to Section 3.03. Section 3.03 of the Recapitalization Agreement is hereby amended as follows:

                  (a) by deleting the reference to "Five Million Dollars ($5,000,000)" in clause (i) of the second sentence thereof and substituting in lieu thereof "Two Million Dollars ($2,000,000)"; and

                  (b) by deleting the reference to "Four Million Dollars ($4,000,000)" in clause (i) of the third sentence thereof and substituting in lieu thereof "One Million Dollars ($1,000,000)".

         1.4. Amendment to Section 9.02. Section 9.02(ii) of the
Recapitalization Agreement is hereby amended by deleting the date "October 4, 2000" from such section and substituting in lieu thereof the date "November 15, 2000".

         1.5. Amendment to Exhibit A. Paragraph 1. "Escrow Deposits" contained in Exhibit A to the Recapitalization Agreement is hereby amended by deleting therefrom the reference to "Four Million Dollars ($4,000,000)" in clause (a) of the second sentence thereof and substituting in lieu thereof the number "One Million Dollars ($1,000,000)".

II.      Other Matters.

         2.1. Representation as to Authority. Each of Purchaser and the Company hereby represents and warrants that it has all requisite corporate power and authority to enter into this Amendment.

         2.2. Agreement Regarding Sections 6.09, 6.15 and 6.17. In connection with the amendments and agreements set forth in this Amendment, the Company hereby agrees that the provisions of and the Company's and the Stockholders' obligations under Sections 6.09, 6.15 and 6.17 of the Recapitalization Agreement are hereby incorporated by reference in their entirety to this Amendment, except that for purposes hereof Sections 6.09, 6.15 and 6.17 are hereby

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amended by deleting the dates "June 30, 2000" and "June 15, 2000" each time they appear in such sections and substituting in lieu thereof the date "October 12, 2000".

         2.3. Agreements Regarding Sections 5.05 and 6.14. Section 5.05 of the Recapitalization Agreement is hereby amended by deleting the date "May 17, 2000" and substituting in lieu thereof the date "October 2, 2000". The Company hereby consents to the amendments to the Financial Commitments, dated as of October 2, 2000 and previously executed by Purchaser and each of Chase and CSFB, attached hereto as Annex A and Annex B.

         2.4. Agreements Regarding Sections 4.08 and 7.02 of the
Recapitalization Agreement.

                  (a) Reference is hereby made to a forecast of financial results for the Company and the Company Subsidiaries for the period from August through December 2000, attached hereto as Annex C (the "Forecast"). Purchaser and the Company hereby acknowledge that the Forecast states that the actual results of operations of the Company and the Company Subsidiaries for the seven months ended July 31, 2000 resulted in earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company and the Company Subsidiaries of approximately $59,300,000.

                  (b) The Company hereby agrees that it shall deliver to Purchaser (i) when available, and in any event not later than fifteen business days prior to the date on which the Closing is scheduled, the unaudited consolidated financial statements for the Company and the Company Subsidiaries at September 30, 2000 and for the month then ended and the nine months then ended and (ii) fifteen business days prior to the date on which the Closing is scheduled (x) an updated forecast of the financial results for the Company and the Company Subsidiaries for the fiscal year ended December 31, 2000, which forecast shall be prepared in good faith, using reasonable assumptions, on a basis and in a format that is consistent with the Forecast (the "Closing Forecast"), together with (y) a certificate from an officer of the Company and the Company Subsidiaries stating the Closing Forecast has been prepared in a manner consistent with clause (x) of this subsection (b)(ii).

                  (c) Purchaser and the Company and the Company Subsidiaries hereby further agree that if the Closing Forecast:

                  (1) for the ten months ended October 31, 2000, projects a reduction of the Company's (A) EBITDA in excess of $2,200,000 from the projected EBITDA contained in the Forecast for the ten month period ended October 31, 2000 or (B) diesel fuel volume for Company operated sites of 14,289,000 gallons or more from the projected diesel fuel volume of the Company operated sites contained in the Forecast for the ten month period ended October 31, 2000, or

                  (2) for the fiscal year ended December 31, 2000, projects a reduction of the Company's (A) EBITDA in excess of $3,100,000 from the projected EBITDA contained in the Forecast or (B) diesel fuel volume for Company

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                           operated sites of 24,200,000 gallons or more from the
                           diesel fuel volume of the Company operated sites contained in the Forecast,

                  then the conditions set forth in Sections 7.02(a) and 7.02(i) shall be deemed to be not satisfied. Purchaser hereby agrees that if the Closing Forecast does not project reductions in excess of the reductions permitted pursuant to Sections 2.4(c)(1) and 2.4(c)(2), then Purchaser shall, at all times, be prohibited from claiming:

                  (i) any breach of the representation contained in Section 4.08 of the Recapitalization Agreement that "since December 31, 1999... there have not been any events, changes, effects or developments which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect" or

                  (ii) that the following conditions have not been satisfied:
                  (A) Section 7.02(a) of the Recapitalization Agreement (with respect to the representation contained in Section 4.08 of the Recapitalization Agreement and referred to in the immediately preceding clause (i)) or (B) Section 7.02(i) of the Recapitalization Agreement,

                  in each case referred to in clauses (i) and (ii) above, subject to the following sentence, in respect of the "financial condition" and "results of operations" of the Company and the Company Subsidiaries (as such terms are used in the definition of "Company Material Adverse Effect"). The parties to this Amendment agree, however, that the preceding sentence does not constitute an agreement that Purchaser is prohibited from claiming (x) a breach of the representation contained in Section 4.08 of the Recapitalization Agreement referred to above or (y) a failure of the conditions set forth in Sections 7.02(a) and 7.02(i) of the Recapitalization Agreement with respect to events, changes, effects or developments affecting (i) the results of operations of the Company and the Company Subsidiaries for the periods following the period described in the Closing Forecast, (ii) the financial condition of the Company and the Company Subsidiaries (in each case referred to in clauses (i) and (ii) of this sentence, other than events, changes, effects or developments (including, without limitation, trends in the "results of operations" of the Company and the Company Subsidiaries) directly resulting from, or directly relating to, results of operations of the Company and the Company Subsidiaries for the period described in the Closing Forecast), or (iii) the business, properties or assets of the Company and the Company Subsidiaries. The parties to this Amendment further agree that nothing in the preceding sentence shall be interpreted to create rights in or for the benefit of Purchaser beyond Purchaser's rights under the Recapitalization Agreement prior to the execution of this Amendment.

                  (d) Purchaser and the Company acknowledge and agree to work in good faith to adjust reasonably the reduction thresholds contained in Sections 2.4(c)(1) and 2.4(c)(2) above in the event, following the date hereof, the Company or any Company Subsidiary sells any of the Company owned locations, purchases any additional operating properties or experiences the termination of any existing franchise, in each case as permitted by Section 6.01 of the Recapitalization Agreement, to take into account any such sales, purchases of operating properties or terminations.
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         2.5. Agreement Regarding Diesel Fuel Pricing. From the date hereof to the Effective Time, unless otherwise consented to in writing by Purchaser, the Company will, and will cause each Company Subsidiary to, use best efforts to follow the pricing methodology with respect to diesel fuel sales as previously agreed upon by the Company and Purchaser; provided that an unintentional failure to follow such methodology shall not constitute a breach of the foregoing agreement so long as such failure is promptly cured upon discovery thereof.

III.     Miscellaneous.

         3.1. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

         3.2. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Recapitalization Agreement are and shall remain in full force and effect.

         3.3. Governing Law; Exclusive Jurisdiction. This Amendment shall be governed in all respects, by the laws of the State of Delaware, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any lawsuits, actions or other proceedings arising out of or related to this Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Amendment in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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         IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first written above.


                          TRAVELCENTERS OF AMERICA, INC.


                                   By: /s/ Edwin P. Kuhn
                                       -----------------------
                                   Name    Edwin P. Kuhn
                                   Title:  President & Chief Executive Officer


                          TCA ACQUISITION CORPORATION


                                   By: /s/ Rowan G.P. Taylor
                                       -----------------------
                                   Name:   Rowan G.P. Taylor
                                   Title:  Principal


                          CLIPPER CAPITAL ASSOCIATES, L.P.


                                   By:  CLIPPER CAPITAL ASSOCIATES, INC.,
                                           its General Partner

                                   By: /s/ Eugene P. Lynch
                                       -----------------------
                                   Name:    Eugene P. Lynch
                                   Title:   Treasurer and Secretary


                          NATIONAL PARTNERS, L.P.

                                   By:  CLIPPER CAPITAL ASSOCIATES, L.P.,
                                              its General Partner

                                   By:  CLIPPER CAPITAL ASSOCIATES, INC.,
                                           its General Partner

                                   By: /s/ Eugene P. Lynch
                                       ------------------------
                                   Name:   Eugene P. Lynch
                                   Title:  Treasurer and Secretary



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                          NATIONAL PARTNERS III, L.P.

                                   By:  CLIPPER CAPITAL ASSOCIATES, L.P.,
                                           its General Partner

                                   By:  CLIPPER CAPITAL ASSOCIATES, INC.,
                                            its General Partner

                                   By: /s/ Eugene P. Lynch
                                       -----------------------------
                                   Name:   Eugene P. Lynch
                                   Title:  Treasurer and Secretary


                          CLIPPER/MERCHANT I, L.P.

                                   By:  CLIPPER CAPITAL ASSOCIATES, L.P.,
                                            its General Partner

                                   By:  CLIPPER CAPITAL ASSOCIATES, INC.,
                                            its General Partner

                                   By: /s/ Eugene P. Lynch
                                       -----------------------------
                                   Name:   Eugene P. Lynch
                                   Title:  Treasurer and Secretary


                          OLYMPUS PRIVATE PLACEMENT FUND, L.P.

                                   By:  OGP PARTNERS, L.P., its General Partner


                                   By: /s/  Robert S. Morris
                                       -----------------------------
                                   Name:    Robert S. Morris
                                   Title:   General Partner


                          OLYMPUS GROWTH FUND II, L.P.

                                   By:  OGP II, L.P., its General Partner

                                   By:  LJM, L.L.C.

                                        /s/ Louis J. Mischianti
                                   By:  -----------------------------


                                   Name:    Louis J. Mischianti
                                   Title:   Member